UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  04/21/2005

DIGITAL LIFESTYLES GROUP, INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-27828

DE	13-3779546
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1001 S. Capital of Texas Hwy., Building I, Suite 200, Austin, TX 78746
(Address of Principal Executive Offices, Including Zip Code)

512-617-8282
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

On April 21, 2005, Digital Lifestyles Group, Inc. received notice from Microsoft Corporation that Microsoft had terminated its license agreement with us due to overdue royalty payments. As a result, we are no longer able to ship our products with Microsoft's operating system software. Microsoft provided us with a proposed payment plan regarding the repayment of the overdue royalty payment, which would lead to a new license agreement. However, we do not currently have the funds available to comply with the proposed payment plan.

After negotiations with Circuit City, Circuit City revised its purchase order relating to the previously announced national retail distribution of our hip-e products. The revised order includes only 50 units for sale on the Circuit City e-commerce site. Circuit City has indicated that it may purchase additional products for national distribution in the future, but has not committed to any such order.

We require significant financing to fund the repayment of overdue royalty payments to Microsoft, to fulfill any additional orders from Circuit City and to continue operations. We will not be able to fulfill any orders for our hip-e desktop computers unless we can regain our license with Microsoft. We have not entered into an agreement with potential investors regarding the terms of any additional financing and it is unlikely that we will be able obtain any such financing in the near future. As a result, we ceased all ongoing operations, except for operations related to helping our secured creditor, Laurus Master Fund, Ltd., liquidate it's collateral, as of April 25, 2005. Unless we can raise the required financing quickly, which currently appears unlikely, we will not be able to begin operations again.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

DIGITAL LIFESTYLES GROUP, INC

Date: April 25, 2005.	By:	/s/ J. William Wilson
J. William Wilson
Vice President and General Counsel